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     AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES       EXHIBIT 11
     CALCULATION OF EARNINGS (LOSS) PER SHARE
     (000's Omitted, except per share data)


                              For the Nine Months Ended          For the Quarter Ended
                                    September 30,                September 30,
                                   1994            1993            1994        1993

CALCULATION OF PRIMARY EARNINGS
  PER SHARE
  Net earnings                     $  9,266         13,597        3,205           4,493
  Less dividends on preferred
   stock                                -             (236)           -            (77)

  Earnings for primary earnings
   per share                       $  9,266          13,361        3,205          4,416


  Average number of common shares
   outstanding                      10,143            6,089       10,137          6,095
  Dilutive effect of stock options
   and warrants after application
   of treasury stock method           209              335          210            295
  Average number of common shares
   and common equivalents
   outstanding                      10,352            6,424       10,347           6,390
  Primary earnings per share        $   .90            2.08          .31            .69
CALCULATION OF FULLY DILUTED
  EARNINGS PER SHARE
  Earnings for fully diluted
   earnings per share               $  9,266         13,597         3,205           4,493
  Shares used in calculating
   primary earnings per share         10,352          6,424         10,347           6,390
  Shares resulting from assumed
   conversion of preferred stock         -              514              -           514
  Additional dilutive effect of
   stock options and warrants after
   application of treasury stock
   method                                6             -                 7             9
  Average number of common shares
   outstanding on a fully diluted
   basis                             10,358         6,938            10,354         6,913
Fully diluted earnings per share    $   .89          1.96               .31           .65
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